Exhibit 99.2

GP-Act III Acquisition Corp. Announces Closing of $287.5 Million Initial Public Offering

NEW YORK – May 13, 2024 – GP-Act III Acquisition Corp. (the “Company” or “GP-Act III”), a blank check company, today announced the closing of its initial public offering of 28,750,000 units, which includes 3,750,000 units issued pursuant to the exercise in full by the underwriter of its overallotment option at a price of $10.00 per unit, resulting in gross proceeds of $287,500,000. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units are listed on The Nasdaq Global Market, or Nasdaq, and began trading under the ticker symbol “GPATU” on May 9, 2024. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “GPAT” and “GPATW,” respectively.

Concurrently with the closing of the initial public offering, the Company closed on a private placement of 7,000,000 warrants at a price of $1.00 per warrant, resulting in gross proceeds of $7,000,000. GP-Act III Sponsor LLC, the Company’s sponsor, purchased 4,500,000 of the warrants and Cantor Fitzgerald & Co., the underwriter of the initial public offering, purchased 2,500,000 of the warrants. Each private placement warrant is exercisable to purchase one Class A ordinary share at $11.50 per share.

GP-Act III is a tripartite partnership among GP Investments, IDS III LLC, and Boxcar Partners III, LLC, combining decades of experience in investing, building and managing multi-billion-dollar private and public companies across sectors and geographies. GP-Act III is a Cayman Islands exempted company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic location (subject to certain limitations described in the Company’s prospectus), the Company intends to focus its search on high potential businesses based in the United States.

The Company’s management team is led by Fersen Lamas Lambranho (Co-Chairman of the Board of Directors), Steven Spinner (Co-Chairman of the Board of Directors), Antonio Bonchristiano (Chief Executive Officer) and Rodrigo Boscolo (Chief Financial Officer). The Company’s Board of Directors also includes Andrew Fleiss, Alexandre Ruberti and Sergio Pedreiro.

Cantor Fitzgerald & Co. served as sole book-running manager for the offering. The Company granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units to cover over-allotments, if any. Concurrently with the closing of the initial public offering, the underwriter exercised the option in full to purchase an additional 3,750,000 units.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

Of the net proceeds received from the consummation of the initial public offering and simultaneous private placement, $287,500,000 ($10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of May 13, 2024 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

A registration statement relating to the securities was declared effective by the SEC on May 8, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Rodrigo Boscolo

investors@gp-act3.com